EXHIBIT 99.1

Noodles & Company Announces Plans For 1-for-8 Reverse Stock Split Effective February 18, 2026

BROOMFIELD, Colo., February 4, 2026 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) announced today that it plans to effect a 1-for-8 reverse stock split ("Reverse Stock Split") of its Class A common stock, par value $0.01 per share ("Common Stock"), that is expected to become effective on February 18, 2026 at 12:01 a.m.. Eastern Time.

Noodles’ Common Stock will continue to trade on The Nasdaq Global Select Market (“Nasdaq”) under the existing symbol “NDLS” and is expected to begin trading on a split-adjusted basis when the market opens on February 18, 2026. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 65540B303.

The Reverse Stock Split is being implemented with the goal of bringing the Company into compliance with the $1.00 minimum bid price requirement for maintaining its listing on Nasdaq.

At the Company’s Special Meeting of Stockholders held on February 4, 2026, the Company’s stockholders approved a proposal to authorize a reverse stock split of the Company’s Common Stock, at a ratio within the range of 1-for-2 to 1-for-15. Of the votes cast, over 96% were in favor of approval. The Company’s board of directors then approved a 1-for-8 reverse split ratio and the Company plans to file a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split effective February 18, 2026.

The 1-for-8 reverse stock split will automatically combine and convert 8 current shares of the Company’s Common Stock into one issued and outstanding share of Common Stock. Proportional adjustments also will be made to outstanding equity awards, and to the number of shares issued and issuable under the Company's stock incentive plans. The Reverse Stock Split will not change the par value of the Common Stock nor the authorized number of shares of Common Stock, preferred stock or any series of preferred stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. With respect to outstanding Common Stock held in “street name” through a bank, broker or other nominee, fractional shares will be rounded up at the participant level. Cash will not be paid for fractional shares.

The Company’s transfer agent, Equiniti, will serve as exchange agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of the Company’s Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their customers holding shares of the Common Stock in “street name,” subject to such bank, broker or other nominee’s particular processes. Record stockholders holding shares of the Common Stock in certificated form will be sent a transmittal letter by the exchange agent after the effective time of the Reverse Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender such stockholder’s certificate(s) representing shares of the Common Stock to the exchange agent.

About Noodles & Company

Noodles & Company has known noodles since 1995. For 30 years, the brand has brought people together over craveable classics and globally inspired flavors, from indulgent Creamy Mac & Cheese to bold Japanese Pan Noodles. With more than 400 restaurants and a team of passionate noodle lovers, Noodles is built on flavor, comfort, and a people-first culture. To learn more and to find the location nearest you, visit www.noodles.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the Company’s plans to implement the Reverse Stock Split and its ability to regain compliance with Nasdaq’s continued listing requirements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding expectations with respect to our business strategy and plans to deliver financial results. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, the Company’s ability to implement the Reverse Stock Split and the potential effects thereof; the Company’s ability to regain compliance with Nasdaq’s continued listing requirements or otherwise maintain compliance with any other requirements for continued listing on the Nasdaq Global Select Market; the impact of any delisting of the Company’s common stock from The Nasdaq Global Select Market and the other risks set forth in the Company’s filings with the Securities and Exchange Commission. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Contacts:

Investor Relations
investorrelations@noodles.com

Media
Danielle Moore
(720) 214-1971
press@noodles.com